NEWS RELEASE
Lumen Technologies reports fourth quarter 2021 results

Fourth Quarter 2021 Highlights
•Reported Net Income of $508 million for the fourth quarter 2021, compared to reported Net Loss of $2.289 billion for the fourth quarter 2020, which included a non-cash impairment charge of $2.642 billion
•Diluted EPS of $0.50 for the fourth quarter 2021, compared to $(2.12) per share for the fourth quarter 2020. Excluding Special Items, Diluted EPS of $0.51 per share for the fourth quarter 2021, compared to $0.42 per share for the fourth quarter 2020
•Generated Adjusted EBITDA of $2.088 billion for the fourth quarter 2021, compared to $2.188 billion for the fourth quarter 2020, excluding Special Items of $19 million and $105 million, respectively
•Reported Net Cash Provided by Operating Activities of $1.607 billion for the fourth quarter 2021
•Generated Free Cash Flow of $776 million for the fourth quarter 2021, compared to $943 million for the fourth quarter 2020, excluding cash paid for Special Items of $17 million and $19 million, respectively

Full Year 2021 Highlights

•Reported Net Income of $2.033 billion for the full year 2021, compared to reported Net Loss of $1.232 billion for the full year 2020, which included a non-cash impairment charge of $2.642 billion
•Diluted EPS of $1.91 for the full year 2021, compared to $(1.14) per share for the full year 2020. Excluding Special Items, Diluted EPS of $1.91 per share for the full year 2021, compared to $1.51 per share for the full year 2020
•Generated Adjusted EBITDA of $8.440 billion for the full year 2021, compared to $8.664 billion for the full year 2020, excluding Special Items of $16 million and $175 million, respectively
•Reported Net Cash Provided by Operating Activities of $6.501 billion for the full year 2021
•Delivered Free Cash Flow of $3.742 billion for the full year 2021, compared to $2.979 billion for the full year 2020, excluding cash paid for Special Items of $141 million and $184 million, respectively
•Value-accretive divestitures of our LATAM business and a 20-state portion of our ILEC footprint are expected to generate approximately $7 billion in net after-tax cash proceeds upon closing later this year
•Returned approximately $2.1 billion to shareholders through quarterly dividends and stock repurchases
•Reduced Net Debt by approximately $1.5 billion and exited 2021 maintaining leverage at 3.6x Net-Debt-to-Adjusted-EBITDA

DENVER, February 9, 2022 — Lumen Technologies, Inc. (NYSE: LUMN) reported results for the fourth quarter ended December 31, 2021.

"I am very proud of our team's achievements in 2021. We delivered strong free cash flow, executed a $1 billion share repurchase program, and announced two large strategic asset sales," said Jeff Storey, president and CEO of Lumen. "We look forward to 2022 with excitement as we lay the foundation for our growth objectives with an improved asset mix and a robust Quantum Fiber deployment plan."

Total revenue was $4.847 billion for the fourth quarter 2021, compared to $5.125 billion for the fourth quarter 2020.

Financial Results

Metric	Fourth Quarter	Fourth Quarter	Full Year	Full Year
($ in millions, except per share data)	2021	2020	2021	2020
International and Global Accounts	$1,017	1,033	4,053	4,118
Large Enterprise	922	986	3,722	3,915
Mid-Market Enterprise	665	716	2,729	2,969
Wholesale	890	930	3,615	3,815
Business Segment Revenue	3,494	3,665	14,119	14,817
Mass Markets Segment Revenue	1,353	1,460	5,568	5,895
Total Revenue	$4,847	5,125	19,687	20,712
Cost of Services and Products	2,086	2,231	8,488	8,934
Selling, General and Administrative Expenses	723	866	2,895	3,464
Stock-based Compensation Expenses	31	55	120	175
Adjusted EBITDA(1)	2,069	2,083	8,424	8,489
Adjusted EBITDA, Excluding Special Items(1)(2)	2,088	2,188	8,440	8,664
Adjusted EBITDA Margin(1)	42.7%	40.6%	42.8%	41.0%
Adjusted EBITDA Margin, Excluding Special Items(1)(2)	43.1%	42.7%	42.9%	41.8%
Net Cash Provided by Operating Activities	1,607	1,682	6,501	6,524
Capital Expenditures	848	758	2,900	3,729
Unlevered Cash Flow(1)	1,100	1,297	5,086	4,416
Unlevered Cash Flow, Excluding Cash Special Items(1)(3)	1,117	1,316	5,227	4,600
Free Cash Flow(1)	759	924	3,601	2,795
Free Cash Flow, Excluding Cash Special Items(1)(3)	776	943	3,742	2,979
Net Income(4)	508	(2,289)	2,033	(1,232)
Net Income, Excluding Special Items(1)(4)(5)	522	453	2,039	1,631
Net Income per Common Share - Diluted	0.50	(2.12)	1.91	(1.14)
Net Income per Common Share - Diluted, Excluding Special Items(1)(4)(5)	0.51	0.42	1.91	1.51
Weighted Average Shares Outstanding (in millions) - Diluted	1,015.5	1,080.5	1,066.8	1,079.1

(1) See the attached schedules for definitions of non-GAAP metrics, reconciliations to GAAP figures and further explanations of the adjustments referred to in notes 2, 3 and 5.
(2) Excludes Special Items in the amounts of (i) $19 million for the fourth quarter of 2021, (ii) $105 million for the fourth quarter of 2020, (iii) $16 million for the full year 2021 and (iv) $175 million for the full year 2020.

(3) Excludes cash paid for Special Items of (i) $17 million for the fourth quarter of 2021, (ii) $19 million for the fourth quarter of 2020, (iii) $141 million for the full year 2021 and (iv) $184 million for the full year 2020.

(4) Since designating of our Latin American business and our 20-state ILEC business as held for sale on July 25, 2021 and August 3, 2021, respectively, we have ceased recording depreciation of property, plant and equipment and amortization of finite-lived intangible assets and right-of-use assets with respect to these assets. We estimate that we would have recorded an additional $165 million and $272 million of depreciation, intangible amortization, and amortization of right-of use assets for the quarter and year ended December 31, 2021, respectively, if our Latin American and 20-state ILEC businesses had not been designated as held for sale.

(5) Excludes Special Items (net of the income tax effect thereof) in the amounts of (i) $14 million for the fourth quarter of 2021, (ii) $2.742 billion for the fourth quarter of 2020, (iii) $6 million for the full year 2021 and (iv) $2.863 billion for the full year 2020.

Revenue	Fourth Quarter	Third Quarter	QoQ Percent	Fourth Quarter	YoY Percent
($ in millions)	2021	2021	Change	2020	Change
By Business Sales Channel
International and Global Accounts	$1,017	1,019	—%	1,033	(2)%
Large Enterprise	922	932	(1)%	986	(6)%
Mid-Market Enterprise	665	666	—%	716	(7)%
Wholesale	890	891	—%	930	(4)%
Business Segment Revenue	3,494	3,508	—%	3,665	(5)%
Mass Markets Segment Revenue	1,353	1,379	(2)%	1,460	(7)%
Total Revenue	$4,847	4,887	(1)%	5,125	(5)%

Cash Flow
Free Cash Flow, excluding Special Items, was $776 million in the fourth quarter 2021, compared to $943 million in the fourth quarter 2020.

As of December 31, 2021, Lumen had cash and cash equivalents of $354 million.

2022 Financial Outlook
The company announced its full-year 2022 financial outlook which is detailed below:

Metric (1)(2)	Outlook(3)
Adjusted EBITDA	$6.5 to $6.7 billion
Free Cash Flow	$1.6 to $1.8 billion(4)
Net Cash Interest	$1.3 to $1.4 billion
GAAP Interest Expense	$1.350 billion
Dividends(5)	$1.00 per share
Capital Expenditures	$3.2 to $3.4 billion
Depreciation and Amortization	$3.2 to $3.4 billion
Stock-based Compensation Expenses	~$150 million
Cash Income Taxes	~$100 million
Full Year Effective Income Tax Rate	~26%

(1) For definitions of non-GAAP metrics and reconciliations to GAAP figures, see the attached schedules and our Investor Relations website.
(2) Outlook measures in this chart and the accompanying schedules (i) exclude the effects of Special Items, future changes in our operating or capital allocation plans, unforeseen changes in regulation, laws or litigation, and other unforeseen events or circumstances impacting our financial performance and (ii) speak only as of February 9, 2022. See “Forward-Looking Statements”.

(3) Outlook measures include accounting impacts of assets and liabilities held for sale and assume the pending sales of Lumen's LATAM business and 20-state ILEC footprint are completed mid-year 2022.
(4) Assumes no discretionary pension plan contributions during 2022.
(5) Based on common stock outstanding as of Dec. 31, 2021 as well as expected accrued dividends. We expect cash dividends of approximately $1.040 billion.

Investor Call
Lumen’s management will host a conference call at 5:00 p.m. ET today, February 9, 2022. The conference call will be streamed live over the Lumen website at ir.lumen.com. Additional information regarding fourth quarter 2021 results, including the presentation materials management will review during the conference call, will be available on the Investor Relations website prior to the call. If you are unable to join the call via the web, the call can be accessed live at +1 877-283-5145 (U.S. Domestic) or +1 312-281-1201 (International).

A telephone replay of the call will be available beginning at 8:00 p.m. ET on February 9, 2022, and ending May 1, 2022, at 8:00 p.m. ET. The replay can be accessed by dialing +1 800-633-8284 (U.S. Domestic) or +1 402-977-9140 (International), reservation code 22014476. A webcast replay of the call will also be available on our website beginning at 7:00 p.m. ET on February 9, 2022, and ending May 1, 2022, at 6:00 p.m. ET.
Media Relations Contact:                         Investor Relations Contact:
Esmeralda Cameron                         Mike McCormack, CFA esmeralda.cameron@lumen.com                     mike.mccormack@lumen.com
+1 201-306-4197                             +1 720-888-3514

About Lumen
Lumen Technologies Inc. (NYSE: LUMN) is guided by our belief that humanity is at its best when technology advances the way we live and work. With approximately 450,000 route fiber miles and serving customers in more than 60 countries, we deliver the fastest, most secure platform for applications and data to help businesses, government and communities deliver amazing experiences.

Learn more about the Lumen network, edge cloud, security, communication and collaboration solutions and our purpose to further human progress through technology at news.lumen.com, LinkedIn: /lumentechnologies, Twitter: @lumentechco, Facebook: /lumentechnologies, Instagram: @lumentechnologies and YouTube: /lumentechnologies. Lumen and Lumen Technologies are registered trademarks of Lumen Technologies LLC in the United States. Lumen Technologies LLC is a wholly-owned affiliate of Lumen Technologies, Inc.

Forward-Looking Statements
Except for historical and factual information, the matters set forth in this release and other of our oral or written statements identified by words such as “estimates,” “expects,” “anticipates,” “believes,” “plans,” “intends,” “will,” and similar expressions are forward-looking statements as defined by the federal securities laws, and are subject to the “safe harbor” protections thereunder. These forward-looking statements are not guarantees of future results and are based on current expectations only, are inherently speculative, and are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control. Actual events and results may differ materially from those anticipated, estimated, projected or implied by us in those statements if one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect. Factors that could affect actual results include but are not limited to: the effects of competition from a wide variety of competitive providers, including decreased demand for our more mature service offerings and increased pricing pressures; the effects of new, emerging or competing technologies, including those that could make our products less desirable or obsolete; our ability to successfully and timely attain our key operating imperatives, including simplifying and consolidating our network, simplifying and automating our service support systems, attaining our Quantum Fiber buildout plans, strengthening our relationships with customers and attaining projected cost savings; our ability to safeguard our network, and to avoid the adverse impact of possible cyber-attacks, security breaches, service outages, system failures, or similar events impacting our network or the availability and quality of our services; the effects of ongoing changes in the regulation of the communications industry, including the outcome of legislative, regulatory or judicial proceedings relating to content liability standards, intercarrier compensation, universal service, service standards, broadband deployment, data protection, privacy and net neutrality; our ability to effectively retain and hire key personnel and to successfully negotiate collective bargaining agreements on reasonable terms without work stoppages; possible changes in customer demand for our products and services, including increased demand for high-speed data transmission services; our ability to successfully maintain the quality and profitability of our existing product and service offerings and to introduce profitable new offerings on a timely and cost-effective basis; our ability to generate cash flows sufficient to fund our financial commitments and objectives, including our capital expenditures, operating costs, debt repayments, dividends, pension contributions and other benefits payments; our ability to successfully and timely implement our corporate strategies, including our deleveraging strategy; our ability to successfully and timely consummate our pending divestitures on the terms proposed, to realize the anticipated benefits therefrom, and to operate our retained business successfully thereafter; changes in our operating plans, corporate strategies, dividend payment plans or other capital allocation plans, whether based upon changes in our cash flows, cash requirements, financial performance, financial position, market conditions or otherwise; the impact of any future material acquisitions or divestitures that we may transact; the negative impact of increases in the costs of our pension, health, post-employment or other benefits, including those caused by changes in markets, interest rates, mortality rates, demographics or regulations; the potential negative impact of customer complaints, government investigations, security breaches or service outages impacting us or our industry; adverse changes in our access to credit markets on favorable terms, whether caused by changes in our financial position, lower credit ratings, unstable markets or otherwise; our ability to meet the terms and conditions of our debt obligations and covenants, including our ability to make transfers of cash in compliance therewith; our ability to maintain favorable relations with our securityholders, key business partners, suppliers, vendors, landlords and financial institutions; our ability to meet evolving environmental, social and governance ("ESG") expectations and benchmarks, and effectively communicate and implement our ESG strategies; our ability to collect our receivables from, or continue to do business with, financially-troubled customers, including, but not limited to, those adversely impacted by the economic dislocations caused by the COVID-19 pandemic; our ability to use our net operating loss carryforwards in the amounts projected; our ability to continue to use or renew intellectual property used to conduct our operations; any adverse developments in legal or regulatory proceedings involving us; changes in tax, pension, healthcare or other laws or regulations, in governmental support programs, or in general government funding levels, including those arising from recently-enacted federal legislation promoting broadband spending; the effects of changes in accounting policies, practices or assumptions, including changes that could potentially require additional future impairment charges; continuing uncertainties regarding the impact that COVID-19 disruptions and vaccination policies could have on our business, operations, cash flows and corporate initiatives; the effects of adverse weather, terrorism, epidemics, pandemics, rioting, societal unrest, or other natural or man-made disasters or disturbances; the potential adverse effects if our internal controls over financial reporting have weaknesses or deficiencies, or otherwise fail to operate as intended; the effects of more general factors such as changes in interest rates, in inflation, in exchange rates, in operating costs, in public policy, in the views of financial analysts, or in general market, labor, economic or geo-political conditions; and other risks referenced from time to time in our filings with the U.S. Securities and Exchange Commission. You are cautioned not to unduly rely upon our forward-looking statements, which speak only as of the date made. We undertake no obligation to publicly update or revise any forward-looking statements for any reason, whether as a result of new information, future events or developments, changed circumstances, or otherwise. Furthermore, any information about our intentions contained in any of our forward-looking statements reflects our intentions as of the date of such forward-looking statement, and is based upon, among other things, regulatory, technological, industry, competitive, economic and market conditions, and our related assumptions, as of such date. We may change our intentions, strategies or plans without notice at any time and for any reason.

Reconciliation to GAAP
This release includes certain historical and forward-looking non-GAAP financial measures, including but not limited to Adjusted EBITDA, Free Cash Flow, Unlevered Cash Flow, and adjustments to GAAP and non-GAAP measures to exclude the effect of Special Items. In addition to providing key metrics for management to evaluate the company’s performance, we believe these measurements assist investors in their understanding of period-to-period operating performance and in identifying historical and prospective trends.
Reconciliations of non-GAAP financial measures to the most comparable GAAP measures are included in the attached financial schedules. Reconciliation of additional non-GAAP historical financial measures that may be discussed during the call described above, along with further descriptions of non-GAAP financial measures, will be available in the Investor Relations portion of the company’s website at http://ir.lumen.com. Non-GAAP measures are not presented to be replacements or alternatives to the GAAP measures, and investors are urged to consider these non-GAAP measures in addition to, and not in substitution for, measures prepared in accordance with GAAP. Lumen may present or calculate its non-GAAP measures differently from other companies.

Lumen Technologies, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2021 AND 2020
(UNAUDITED)
($ in millions, except per share amounts; shares in thousands)
	Three months ended December 31,		Increase / (decrease)	Twelve months ended December 31,		Increase / (decrease)
	2021	2020		2021	2020
OPERATING REVENUE	$4,847	5,125	(5)%	$19,687	20,712	(5)%
OPERATING EXPENSES
Cost of services and products	2,086	2,231	(6)%	8,488	8,934	(5)%
Selling, general and administrative	723	866	(17)%	2,895	3,464	(16)%
Depreciation and amortization	877	1,195	(27)%	4,019	4,710	(15)%
Goodwill impairment	—	2,642	nm	—	2,642	nm
Total operating expenses	3,686	6,934	(47)%	15,402	19,750	(22)%
OPERATING INCOME	1,161	(1,809)	nm	4,285	962	nm
OTHER (EXPENSE) INCOME
Interest expense	(372)	(396)	(6)%	(1,522)	(1,668)	(9)%
Other income (expense), net	(110)	(3)	nm	(62)	(76)	(18)%
Income tax expense	(171)	(81)	111%	(668)	(450)	48%
NET INCOME	$508	(2,289)	nm	$2,033	(1,232)	nm

BASIC EARNINGS PER SHARE	$0.50	(2.12)	nm	$1.92	(1.14)	nm
DILUTED EARNINGS PER SHARE	$0.50	(2.12)	nm	$1.91	(1.14)	nm

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	1,006,846	1,080,507	(7)%	1,059,541	1,079,130	(2)%
Diluted	1,015,472	1,080,507	(6)%	1,066,778	1,079,130	(1)%
DIVIDENDS PER COMMON SHARE	$0.25	0.25	—%	$1.00	1.00	—%

Exclude: Special Items(1)	$14	2,742	(99)%	$6	2,863	(100)%
NET INCOME EXCLUDING SPECIAL ITEMS	$522	453	15%	$2,039	1,631	25%
DILUTED EARNINGS PER SHARE EXCLUDING SPECIAL ITEMS	$0.51	0.42	21%	$1.91	1.51	26%

(1) Excludes the Special Items described in the accompanying Non-GAAP Special Items table, net of the income tax effect thereof.
nm - Percentages greater than 200% and comparisons between positive and negative values are considered not meaningful.

Lumen Technologies, Inc.
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2021 AND DECEMBER 31, 2020
(UNAUDITED)
($ in millions)
	December 31, 2021	December 31, 2020
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$354	406
Accounts receivable, less allowance of $114 and $191	1,544	1,962
Assets held for sale	8,809	—
Other	829	808
Total current assets	11,536	3,176
Property, plant and equipment, net of accumulated depreciation of $19,271 and $31,596	20,895	26,338
GOODWILL AND OTHER ASSETS
Goodwill	15,986	18,870
Other intangible assets, net	6,970	8,219
Other, net	2,606	2,791
Total goodwill and other assets	25,562	29,880
TOTAL ASSETS	$57,993	59,394
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Current maturities of long-term debt	$1,554	2,427
Accounts payable	758	1,134
Accrued expenses and other liabilities
Salaries and benefits	860	1,008
Income and other taxes	228	314
Current operating lease liabilities	385	379
Interest	278	291
Other	232	328
Liabilities held for sale	2,257	—
Current portion of deferred revenue	617	753
Total current liabilities	7,169	6,634
LONG-TERM DEBT	27,428	29,410
DEFERRED CREDITS AND OTHER LIABILITIES
Deferred income taxes, net	4,049	3,342
Benefit plan obligations, net	3,710	4,556
Other	3,797	4,290
Total deferred credits and other liabilities	11,556	12,188
STOCKHOLDERS' EQUITY
Common stock	1,024	1,097
Additional paid-in capital	18,972	20,909
Accumulated other comprehensive loss	(2,158)	(2,813)
Accumulated deficit	(5,998)	(8,031)
Total stockholders' equity	11,840	11,162
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$57,993	59,394

Lumen Technologies, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
TWELVE MONTHS ENDED DECEMBER 31, 2021 AND 2020
(UNAUDITED)
($ in millions)

	Twelve months ended
	December 31, 2021	December 31, 2020
OPERATING ACTIVITIES
Net Income	$2,033	(1,232)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,019	4,710
Goodwill impairment	—	2,642
Deferred income taxes	598	366
Provision for uncollectible accounts	105	189
Net (gain) loss on early retirement and modification of debt	(8)	105
Stock-based compensation	120	175
Changes in current assets and liabilities, net	(691)	(663)
Retirement benefits	163	(111)
Changes in other noncurrent assets and liabilities, net	283	246
Other, net	(121)	97
Net cash provided by operating activities	6,501	6,524
INVESTING ACTIVITIES
Capital expenditures	(2,900)	(3,729)
Proceeds from sale of property, plant and equipment and other assets	135	153
Other, net	53	12
Net cash used in investing activities	(2,712)	(3,564)
FINANCING ACTIVITIES
Net proceeds from issuance of long-term debt	1,881	4,361
Payments of long-term debt	(3,598)	(7,315)
Net (payments of) proceeds from revolving line of credit	50	(100)
Dividends paid	(1,087)	(1,109)
Repurchases of common stock	(1,000)	—
Other, net	(53)	(87)
Net cash used in financing activities	(3,807)	(4,250)
Net increase in cash, cash equivalents and restricted cash	(18)	(1,290)
Cash, cash equivalents and restricted cash at beginning of period	427	1,717
Cash, cash equivalents and restricted cash at end of period	$409	427

Cash, cash equivalents and restricted cash:
Cash and cash equivalents	$354	406
Cash and cash equivalents included in assets held for sale	40	—
Restricted cash	15	21
Total	$409	427

Lumen Technologies, Inc.
OPERATING METRICS
(UNAUDITED)
(In thousands)

	December 31, 2021	September 30, 2021	December 31, 2020

Operating Metrics
Mass Markets broadband subscribers	4,519	4,589	4,767

Mass Markets broadband subscribers are customers that purchase broadband connection service through their existing telephone lines, stand-alone telephone lines, or fiber-optic cables. Our methodology for counting our Mass Markets broadband subscribers includes only those lines that we use to provide services to external customers and excludes lines used solely by us and our affiliates. It also excludes unbundled loops and includes stand-alone Mass Markets broadband subscribers. We count lines when we install the service. Other companies may use different methodologies.

Description of Non-GAAP Metrics

Pursuant to Regulation G, the company is hereby providing definitions of non-GAAP financial metrics and reconciliations to the most directly comparable GAAP measures.

The following describes and reconciles those financial measures as reported under accounting principles generally accepted in the United States (GAAP) with those financial measures as adjusted by the items detailed below and presented in the accompanying news release. These calculations are not prepared in accordance with GAAP and should not be viewed as alternatives to GAAP. In keeping with its historical financial reporting practices, the company believes that the supplemental presentation of these calculations provides meaningful non-GAAP financial measures to help investors understand and compare business trends among different reporting periods on a consistent basis.

We use the term Special Items as a non-GAAP measure to describe items that impacted a period’s statement of operations for which investors may want to give special consideration due to their magnitude, nature or both. We do not call these items non-recurring because, while some are infrequent, others may recur in future periods.
Adjusted EBITDA ($) is defined as net income (loss) from the Statements of Operations before income tax (expense) benefit, total other income (expense), depreciation and amortization, stock-based compensation expense and impairments.

Adjusted EBITDA Margin (%) is defined as Adjusted EBITDA divided by total revenue.

Management believes that Adjusted EBITDA and Adjusted EBITDA Margin are relevant and useful metrics to provide to investors, as they are an important part of our internal reporting and are key measures used by management to evaluate profitability and operating performance of Lumen and to make resource allocation decisions. Management believes such measures are especially important in a capital-intensive industry such as telecommunications. Management also uses Adjusted EBITDA and Adjusted EBITDA Margin (and similarly uses these terms excluding Special Items) to compare our performance to that of our competitors and to eliminate certain non-cash and non-operating items in order to consistently measure from period to period our ability to fund capital expenditures, fund growth, service debt and determine bonuses. Adjusted EBITDA excludes non-cash stock compensation expense and impairments because of the non-cash nature of these items. Adjusted EBITDA also excludes interest income, interest expense and income taxes, and in our view constitutes an accrual-based measure that has the effect of excluding period-to-period changes in working capital and shows profitability without regard to the effects of capital or tax structure. Adjusted EBITDA also excludes depreciation and amortization expense because these non-cash expenses primarily reflect the impact of historical capital investments, as opposed to the cash impacts of capital expenditures made in recent periods, which may be evaluated through cash flow measures. Adjusted EBITDA further excludes the gain (or loss) on extinguishment and modification of debt and net other income (expense), because these items are not related to the primary business operations of Lumen.

There are material limitations to using Adjusted EBITDA as a financial measure, including the difficulty associated with comparing companies that use similar performance measures whose calculations may differ from our calculations. Additionally, by excluding the above-listed items, Adjusted EBITDA may exclude items that investors believe are important components of our performance. Adjusted EBITDA and Adjusted EBITDA Margin (either with or without Special Items) should not be considered a substitute for other measures of financial performance reported in accordance with GAAP.

Unlevered Cash Flow is defined as net cash provided by (used in) operating activities less capital expenditures, plus cash interest paid and less interest income, all as disclosed in the Statements of Cash Flows or the Statements of Operations. Management believes that Unlevered Cash Flow is a relevant metric to provide to investors, because it reflects the operational performance of Lumen and, measured over time, enables management and investors to monitor the underlying business’ growth pattern and ability to generate cash. Unlevered Cash Flow excludes cash used for acquisitions and debt service and the impact of exchange rate changes on cash and cash equivalents balances.

There are material limitations to using Unlevered Cash Flow to measure our cash performance as it excludes certain material items that investors may believe are important components of our cash flows. Comparisons of our Unlevered Cash Flow to that of some of our competitors may be of limited usefulness since Lumen does not currently pay a significant amount of income taxes due to net operating loss carryforwards, and therefore, currently generates higher cash flow than a comparable business that does pay income taxes. Additionally, this financial measure is subject to variability quarter over quarter as a result of the timing of payments related to accounts receivable, accounts payable, payroll and capital expenditures. Unlevered Cash Flow should not be used as a substitute for net change in cash, cash equivalents and restricted cash in the Consolidated Statements of Cash Flows.

Free Cash Flow is defined as net cash provided by (used in) operating activities less capital expenditures as disclosed in the Statements of Cash Flows. Management believes that Free Cash Flow is a relevant metric to provide to investors, as it is an indicator of our ability to generate cash to service our debt. Free Cash Flow excludes cash used for acquisitions, principal repayments and the impact of exchange rate changes on cash and cash equivalents balances.

There are material limitations to using Free Cash Flow to measure our performance as it excludes certain material items that investors may believe are important components of our cash flows. Comparisons of our Free Cash Flow to that of some of its competitors may be of limited usefulness since Lumen does not currently pay a significant amount of income taxes due to net operating loss carryforwards, and therefore, generates higher cash flow than a comparable business that does pay income taxes. Additionally, this financial measure is subject to variability quarter over quarter as a result of the timing of payments related to interest expense, accounts receivable, accounts payable, payroll and capital expenditures. Free Cash Flow should not be used as a substitute for net change in cash, cash equivalents and restricted cash on the Consolidated Statements of Cash Flows.

Lumen Technologies, Inc.
Non-GAAP Special Items
(UNAUDITED)
($ in millions)

	Actual QTD		Actual YTD
Special Items Impacting Adjusted EBITDA	4Q21	4Q20	2021	2020
Consumer and other litigation	$(3)	16	16	24
Severance	3	89	3	151
Transaction and separation costs(1)	19	—	37	—
Real estate transactions(2)	—	—	(40)	—
Total Special Items impacting Adjusted EBITDA	$19	105	16	175

	Actual QTD		Actual YTD
Special Items Impacting Net Income	4Q21	4Q20	2021	2020
Consumer and other litigation	$(3)	16	16	24
Impairment of goodwill	—	2,642	—	2,642
Loss on sale of business	—	—	—	8
Loss (gain) on early debt retirement (3)	—	27	(8)	109
Severance	3	89	3	151
Transaction and separation costs(1)	19	—	37	—
Real estate transactions(2)	—	—	(40)	—
Total Special Items impacting Net Income	19	2,774	8	2,934
Income tax effect of Special Items (4)	(5)	(32)	(2)	(71)
Total Special Items impacting Net Income, net of tax	$14	2,742	6	2,863

(1) Transaction and separation costs associated with the pending sale of our Latin American business for $2.7 billion announced July 26, 2021 and the pending sale of our ILEC (incumbent local exchange carrier) business in 20 states for $7.5 billion announced August 3, 2021, and the evaluation of other potential transactions.

(2) Real estate transactions include the (gain) on sale of real estate, net of other impairment or acceleration of costs associated with our real estate rationalization program.
(3) Reflects (i) a gain as a result of $1.1 billion in early debt retirement in Q1 2021, (ii) a loss as a result of $935 million in early debt retirement in Q4 2020, (iii) a gain as a result of $2.6 billion in early debt retirement in Q3 2020, (iv) a loss as a result of $1.2 billion in net debt early retirement, debt modification, and debt extinguishment in Q2 2020 and (v) a loss as a result of $2.4 billion in net early debt retirement, debt modifications, and debt extinguishment in Q1 2020. There were no comparable gains or losses during any other quarter in 2021.

(4) Tax effect calculated using the annualized effective statutory tax rate, excluding any non-recurring discrete items, which was 24.5% for all periods presented.

Lumen Technologies, Inc.
Non-GAAP Cash Flow Reconciliation
(UNAUDITED)
($ in millions)
	Actual QTD		Actual YTD
	4Q21	4Q20	2021	2020
Net cash provided by operating activities	$1,607	1,682	$6,501	6,524
Capital expenditures	(848)	(758)	(2,900)	(3,729)
Free Cash Flow	759	924	3,601	2,795
Cash interest paid	343	373	1,487	1,627
Interest income	(2)	—	(2)	(6)
Unlevered Cash Flow	$1,100	$1,297	$5,086	$4,416

Free Cash Flow	$759	$924	$3,601	$2,795
Add back: Severance	6	16	70	137
Add back: Other Special Items(1)	(3)	3	47	47
Add back: Transaction and separation costs(1)	11	—	20	—
Add back: Real estate transactions(1)	3	—	4	—
Free Cash Flow excluding cash Special Items	$776	$943	$3,742	$2,979

Unlevered Cash Flow	$1,100	$1,297	$5,086	$4,416
Add back: Severance	6	16	70	137
Add back: Other Special Items(1)	(3)	3	47	47
Add back: Transaction and separation costs(1)	11	—	20	—
Add back: Real estate transactions(1)	3	—	4	—
Unlevered Cash Flow excluding cash Special Items	$1,117	$1,316	$5,227	$4,600

(1) Refer to Non-GAAP Special Items table for details of the Special Items impacting cash included above.

Lumen Technologies, Inc.
Adjusted EBITDA Non-GAAP Reconciliation
(UNAUDITED)
($ in millions)
	Actual QTD		Actual YTD
	4Q21	4Q20	2021	2020
Net income	$508	(2,289)	$2,033	(1,232)
Income tax expense	171	81	668	450
Total other expense, net	482	399	1,584	1,744
Depreciation and amortization expense	877	1,195	4,019	4,710
Stock-based compensation expense	31	55	120	175
Goodwill impairment	—	2,642	—	2,642
Adjusted EBITDA	$2,069	2,083	$8,424	8,489

Add back: Severance	$3	89	$3	151
Add back: Other Special Items(1)	(3)	16	16	24
Add back: Transaction and separation costs (1)	19	—	37	—
Add back: Real estate transactions(1)	—	—	(40)	—
Adjusted EBITDA excluding Special Items	$2,088	2,188	$8,440	8,664

Total revenue	$4,847	5,125	$19,687	20,712

Adjusted EBITDA margin	42.7%	40.6%	42.8%	41.0%
Adjusted EBITDA margin excluding Special Items	43.1%	42.7%	42.9%	41.8%

(1) Refer to Non-GAAP Special Items table for details of the Special Items included above.

Outlook

To enhance the information in our outlook with respect to non-GAAP metrics, we are providing a range for certain GAAP measures that are components of the reconciliation of the non-GAAP metrics. The provision of these ranges is in no way meant to indicate that Lumen is explicitly or implicitly providing an outlook on those GAAP components of the reconciliation. In order to reconcile the non-GAAP financial metric to GAAP, Lumen has to use ranges for the GAAP components that arithmetically add up to the non-GAAP financial metric. While Lumen believes that it has used reasonable assumptions in connection with developing the outlook for its non-GAAP financial metrics, it fully expects that the ranges used for the GAAP components will vary from actual results. We will consider our outlook of non-GAAP financial metrics to be accurate if the specific non-GAAP metric is met or exceeded, even if the GAAP components of the reconciliation are different from those provided in an earlier reconciliation.

Lumen Technologies, Inc.
2022 OUTLOOK (1) (2)
(UNAUDITED)
($ in millions)

Adjusted EBITDA Outlook
Twelve Months Ended December 31, 2022
	Range
	Low	High
Net income	$1,095	1,575
Income tax expense	380	550
Total other expense	1,450	1,250
Depreciation and amortization expense	3,400	3,200
Stock-based compensation expenses	175	125
Adjusted EBITDA	$6,500	$6,700

Free Cash Flow Outlook
Twelve Months Ended December 31, 2022
	Range
	Low	High
Net cash provided by operating activities	$4,800	5,200
Capital expenditures	(3,200)	(3,400)
Free Cash Flow	$1,600	1,800

(1) For definitions of non-GAAP metrics and reconciliation to GAAP figures, see the above schedules and our Investor Relations website.

(2) Outlook measures in this chart (i) exclude the effects of Special Items, future changes in our operating or capital allocation plans, unforeseen changes in regulation, laws or litigation, and other unforeseen events or circumstances impacting our financial performance and (ii) speak only as of February 9, 2022. See “Forward-Looking Statements”.